                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            U.S.B. Holding Co., Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            U.S.B. HOLDING CO., INC.
                              100 DUTCH HILL ROAD
                           ORANGEBURG, NEW YORK 10962
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                                  MAY 22, 1996

To the Shareholders of U.S.B. Holding Co., Inc.:

     At the direction of the Board of Directors (the "Board") of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company will be held at the Comfort Inn, 425 East Route 59, Nanuet, New York 10954 on May 22, 1996 at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

          1. Election of two directors, constituting Class II members of the Board, to a three-year term of office.

          2. Any other business which may be properly brought before the meeting or any adjournment thereof.

                                          By order of the Board of Directors

                                          /s/ Michael H. Fury
                                          -------------------------
                                          Michael H. Fury, Secretary

April 15, 1996

     YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                            U.S.B. HOLDING CO., INC.
                              100 DUTCH HILL ROAD
                           ORANGEBURG, NEW YORK 10962

                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1996

     This Proxy Statement and the accompanying form of proxy are being sent to the shareholders of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 10:00 a.m. (local time) on Wednesday, May 22, 1996, at the Comfort Inn, 425 East Route 59, Nanuet, New York 10954, and at any adjournments thereof. The Notice of Meeting, this Proxy Statement and the accompanying form of proxy are being mailed to the shareholders on or about April 15, 1996. The Annual Report of the Company for the year 1995 is also furnished to shareholders with this Proxy Statement.

     At the Meeting, two directors, constituting Class II members of the Board, will be elected to the Board of Directors to serve for a three-year term (until the 1999 Annual Meeting of Shareholders), with each director to hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

                           VOTING RIGHTS AND PROXIES

     The Board of Directors of the Company has fixed the close of business on April 8, 1996, as the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 2,802,833 shares of common stock, $5 par value per share ("Common Stock"), which is the Company's only authorized and outstanding class of stock entitled to vote at the Meeting.

     A majority of the outstanding shares of Common Stock is required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the election of directors.

     If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a shareholder, will be voted in accordance with such instructions.

     Any shareholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person or by delivering to the Secretary of the Company at the principal offices of the Company prior to exercise of the Proxy a written notice of revocation or a later-dated, properly executed proxy.

     The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by directors, officers and other employees of the Company or of Union State Bank (the "Bank"), the Company's principal subsidiary. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, request the assistance of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expense in forwarding proxy materials to shareholders and obtaining their proxies.

     Under the laws of the State of Delaware, the state of incorporation of the Company, a shareholder dissenting with respect to any of the matters proposed to be acted upon, whether dissenting in writing, by failing to vote or by voting against the proposals, or otherwise dissenting, is not entitled to have his shares appraised and paid for by the Company.

                         ITEM 1:  ELECTION OF DIRECTORS

     Two directors, Mr. Fred F. Graziano, M.D. and Mr. Kenneth J. Torsoe, constituting Class II members of the Board of Directors, are proposed to be elected to serve for a three-year term (until the 1999 Annual Meeting of Shareholders), with each to hold office until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, as nearly equal in number as possible, with terms expiring in successive years. There are currently two Class II directors with terms expiring at this meeting, two Class III directors with terms expiring in 1997 and two Class I directors with terms expiring in 1998, making a total of six directors.

     All proxies which are timely received in proper form will be voted FOR the Board's nominees for director, unless contrary instructions are given. All nominees are presently directors of the Company. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the votes which would have been cast for the nominee not serving will be cast for the substitute nominee.

     The following information is furnished with respect to each of the Board's nominees for Class II director, and the Class I and Class III directors continuing in office.

                             NOMINEES FOR DIRECTOR

                                    CLASS II
                            (TERMS EXPIRING IN 1999)

                  NAME, AGE, OTHER POSITIONS WITH THE COMPANY                      SERVED AS A
          OR THE BANK AND PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS            DIRECTOR SINCE
- --------------------------------------------------------------------------------  --------------
FRED F. GRAZIANO, M.D., 75......................................................       1982
Licensed physician in State of New York; offices in Nanuet, NY; Treasurer of the
  Bank
KENNETH J. TORSOE, 60...........................................................       1982
President, Torsoe Brothers Construction Corp., Suffern, NY; partner, Normandy
  Village Company; owner, Normandy Village Apts., Nanuet, NY

                         DIRECTORS CONTINUING IN OFFICE

                                   CLASS III
                            (TERMS EXPIRING IN 1997)

                  NAME, AGE, OTHER POSITIONS WITH THE COMPANY                      SERVED AS A
          OR THE BANK AND PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS            DIRECTOR SINCE
- --------------------------------------------------------------------------------  --------------
MICHAEL H. FURY, 68.............................................................       1982
Attorney, partner in law firm of Fury & Kennedy, Pearl River, NY; Secretary and
  General Counsel of the Company and the Bank
THOMAS E. HALES, 59.............................................................       1982
Chairman of the Board and Chief Executive Officer of the Company (from 1982);
  Chairman of the Board of the Bank (from 1981); Chief Executive Officer of the
  Bank (from 1983); President of the Company and the Bank (from 1984)

                                    CLASS I
                            (TERMS EXPIRING IN 1998)

                  NAME, AGE, OTHER POSITIONS WITH THE COMPANY                      SERVED AS A
          OR THE BANK AND PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS            DIRECTOR SINCE
- --------------------------------------------------------------------------------  --------------
HERBERT PECKMAN, 84.............................................................       1982
Proprietor, Peckman's Liquor Store, Pearl River, NY
HOWARD V. RUDERMAN, 67..........................................................       1982
President, Mohegan Electric Supply Co., Mohegan Lake, NY

EXECUTIVE OFFICERS

     In addition to Mr. Hales, the Executive Officers of the Company are Robert
F. Picarelli, 60, Executive Vice President of the Company and the Bank since 1987; Raymond J. Crotty, 48, Executive Vice President,

Assistant Secretary, and Chief Credit Officer of the Company since March 22, 1995; and Steven T. Sabatini, 44, Executive Vice President, Assistant Secretary, and Chief Financial Officer of the Company since March 22, 1995 (acting Chief Financial Officer from February 27, 1995 until March 22, 1995). Messrs. Crotty and Sabatini also hold the same positions with the Bank. Mr. Crotty has held such position with the Bank since 1992, and has also been a director of the Bank since June 1995. Prior to 1992, Mr. Crotty was a Senior Vice President and Chief Credit Officer of the Bank since 1988. Mr. Sabatini was Assistant to the Chairman of the Board of Directors of the Bank from September 1994 to March 1995, and for five years prior to that, an audit partner with Ernst & Young LLP.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Company met 12 times during 1995. The only standing committee of the Board is the Stock Option Committee, comprised of Messrs. Ruderman (Chairman), Fury and Peckman. The Board of Directors of the Company does not have a standing executive, audit, nominating or compensation committee or committees performing similar functions.

     Each of the directors of the Company is also a director of the Bank, which is the Company's principal subsidiary. In addition, Mr. Raymond J. Crotty, Executive Vice President, was elected Director of the Bank in June 1995. Among its standing committees, the Board of Directors of the Bank has an Executive Committee, an Examining Committee, a Compensation Committee and an Asset/Liability Committee.

     The Executive Committee of the Bank's Board of Directors supervises the day-to-day business of the Bank, but does not have authority to act on matters which are not within the ordinary course of business. The committee's present voting members are Messrs. Torsoe (Chairman), Graziano, Fury, Ruderman, Peckman, Crotty and Hales.

     The Examining Committee of the Bank's Board of Directors serves many of the purposes which would be served by an audit committee. It reviews the Bank's internal auditing and control procedures and reviews and makes recommendations concerning internal accounting controls. Its present members are Messrs. Ruderman (Chairman), Peckman and Graziano.

     The Compensation Committee of the Bank's Board of Directors establishes and reviews the policies and standards for hiring employees and makes recommendations to the Bank's Board concerning hiring, promotions and salary adjustments. Its present members are Messrs. Ruderman (Chairman), Fury and Peckman.

     The Asset/Liability Committee of the Bank's Board of Directors establishes and reviews the Bank's policies and standards for investments and makes recommendations to the Bank's management on investment matters. Its present members are Messrs. Torsoe (Chairman), Fury, Crotty, Hales, and Graziano.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules issued thereunder, the Company's directors and Executive Officers are required to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. Based soley on its review of copies of such reports furnished to the Company, the Company is aware that some ownership reports filed by directors and Executive Officers during 1995 were not filed on a timely basis, but believes that the directors and Executive Officers were in substantial compliance with the filing requirements by the end of 1995.

COMPENSATION OF DIRECTORS

     Each director of the Company during 1995 received $1,100 for each meeting of the Company's Board of Directors from January through June 1995 and $2,500 per meeting beginning in July 1995. In addition, each director of the Bank received $1,900 for each meeting of the Bank's Board of Directors from January through June 1995, and $500 per meeting beginning in July 1995. No compensation is paid to directors for serving on or attending meetings of the committees of the Company's or Bank's Board of Directors.

DIRECTOR STOCK OPTION PLAN

     Under the Company's Director Stock Option Plan, each non-employee director automatically receives annually, effective as of the close of each annual meeting of shareholders of the Company, a non-qualified option to purchase a fixed number of shares of Common Stock at an exercise price equal to the market value of such shares on the date of the grant . Under the plan adopted by the Board in 1994, and amended with shareholder approval in 1995, each eligible director currently receives an option (after adjustment for stock splits and dividends) covering 3,850 shares of Common Stock annually. The options may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. At December 31, 1995, options (after adjustment for stock splits and dividends) had been granted under the plan for 82,623 shares, of which options for 26,448 shares had been exercised and options for 56,175 shares (of which 36,925 were immediately exercisable) were outstanding.

                       OWNERSHIP OF SHARES BY MANAGEMENT

     The following table sets forth certain information as of April 8, 1996 regarding the amount of Common Stock beneficially owned by the Company's directors and director nominees, the Executive Officers listed below under EXECUTIVE COMPENSATION, and all directors and Executive Officers as a group:

                                                                 NUMBER OF SHARES
                                                                   AND NATURE OF         PERCENT
                        BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP*     OF CLASS
    ---------------------------------------------------------  ---------------------     --------
    Raymond J. Crotty(a).....................................           33,302              1.17
    Michael H. Fury(b).......................................           62,629              2.22
    Fred F. Graziano, M.D.(c)................................           77,260              2.75
    Thomas E. Hales(d).......................................          427,718             14.63
    Herbert Peckman(e).......................................           57,487              2.04
    Robert F. Picarelli(f)...................................           56,561              1.98
    Howard V. Ruderman(g)....................................          158,323              5.63
    Kenneth J. Torsoe(h)(i)..................................          296,036             10.54
    Steven T. Sabatini(j)....................................            9,136               .32
    All directors and executive officers as a group (9
      individuals)...........................................        1,178,452             38.38

- ---------------
 * The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date. The table does not include that portion of the 268,508 shares owned by the Company's Employee Stock Ownership Plan (With 401(k) Provisions) (the "KSOP"), of which Mr. Peckman and Mr. Sabatini are trustees, nor that portion of the 3,346 shares owned by the Bank's Supplemental Employees' Investment Plan (the "SEIP") which may be allocated to any named beneficial owner, of which Mr. Hales and Mr. Sabatini are trustees.

(a) Includes 670 shares owned by Mr. Crotty jointly with his wife, and 32,632 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996. Does not include 16,081 or 186 shares allocated to Mr. Crotty under the KSOP and SEIP, respectively.

(b) Includes 23,292 shares owned by Mr. Fury jointly with his wife, 1,323 shares which he holds as trustee for his children, and 16,964 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

(c) Includes 44,346 shares held by Mr. Graziano's wife, and 10,940 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

(d) Includes 122,652 shares owned by Mr. Hales jointly with his wife, 36,336 shares owned by his wife, 1,197 shares held by Mr. Hales as custodian for his grandchildren (Michael T. Shaw, Robert W. Shaw, Christopher Hales Wilson, and Thomas Prezziosi Wilson), 17,924 shares held by the Hales Family Foundation, Inc., and 120,040 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996. Does not include 38,532 or 2,068 shares allocated to Mr. Hales under the KSOP and SEIP, respectively.

(e) Includes 12,948 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

(f) Includes 5,394 shares owned by Mr. Picarelli jointly with his wife, and 50,169 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996. Does not include 17,420 or 235 shares allocated to Mr. Picarelli under the KSOP and SEIP, respectively.

(g) Includes 8,932 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

(h) Includes 2,499 shares owned by Mr. Torsoe's son, and 6,391 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

(i) If shares owned by Harold R. Torsoe were included, the total would be 511,786 shares (18.22%). Harold R. Torsoe is the brother of Kenneth J. Torsoe. However, Kenneth J. Torsoe disclaims beneficial ownership of the shares owned by his brother.

(j) Includes 8,250 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996. Does not include 1,489 shares allocated to Mr. Sabatini under the KSOP Plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth cash and certain other compensation paid to or earned by the Chief Executive Officer and the other Executive Officers of the Company for the years indicated. The Bank, which is the principal subsidiary of the Company, has paid or accrued all of the cash compensation shown.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                  ANNUAL COMPENSATION    COMPENSATION
                                                  --------------------   ------------      ALL OTHER
     NAME AND PRINCIPAL POSITION(S)        YEAR   SALARY(1)   BONUS(2)    OPTIONS(3)    COMPENSATION(4)
- -----------------------------------------  ----   ---------   --------   ------------   ---------------
Thomas E. Hales..........................  1995   $ 363,000   $559,620      22,000          $62,864
  Chairman of the Board and                1994   $ 320,000   $420,000      22,000          $47,500
  Chief Executive Officer                  1993   $ 290,000   $372,000      15,059          $32,497
Raymond J. Crotty........................  1995   $ 105,992   $ 93,270       8,250          $13,415
  Executive Vice President and             1994   $  87,000   $ 70,000       8,250          $ 5,960
  Chief Credit Officer                     1993   $  87,000   $ 62,000       5,022          $ 4,497
Robert F. Picarelli......................  1995   $  99,622   $ 93,270       8,250          $12,815
  Executive Vice President and             1994   $  95,800   $ 70,000       8,250          $ 6,312
  Chief Operations Officer                 1993   $  95,800   $ 62,000       5,022          $ 4,497
Steven T. Sabatini(5)....................  1995   $ 125,000   $ 30,635       8,250          $10,370
  Executive Vice President and
  Chief Financial Officer

- ---------------
(1) Includes director fees in the case of Messrs. Hales and Crotty; also includes that portion of each named executive's salary deferred pursuant to the KSOP and SEIP (but not amounts contributed for the named executives by the Company, which are included under "All Other Compensation").

(2) Reflects payments accrued for the indicated years under the Company's Executive Compensation Plan.

(3) Number of shares covered by stock options granted, adjusted for stock dividends.

(4) Reflects annual contributions made for the account of each named executive to the KSOP and SEIP. Also reflects additional compensation each year for Mr. Hales, representing certain lost benefits from the KSOP as a result of IRS regulations.

(5) Mr. Sabatini was the acting Chief Financial Officer from February 27, 1995 until March 22, 1995, when he became Executive Vice President and Chief Financial Officer of the Company and the Bank.

     The options referred to below were granted under the Company's 1984 and 1993 Incentive Stock Option Plans.

                             OPTION GRANTS IN 1995

                                                                                             POTENTIAL
                                                                                            REALIZABLE
                                                                                        AGGREGATE VALUE AT
                                                  % OF TOTAL                              ASSUMED ANNUAL
                                                   OPTIONS                                RATES OF STOCK
                                                  GRANTED TO                            PRICE APPRECIATION
                                                  EMPLOYEES    EXERCISE                  FOR OPTION TERM*
                                        OPTIONS   IN FISCAL      PRICE     EXPIRATION   -------------------
                 NAME                   GRANTED      YEAR      ($/SHARE)      DATE         5%        10%
- --------------------------------------  -------   ----------   ---------   ----------   --------   --------
Thomas E. Hales.......................   22,000     39.60%      $ 25.75      6/14/00    $ 90,811   $262,945
Raymond J. Crotty.....................    8,250     14.85%      $ 23.41      6/14/05    $121,460   $307,803
Robert F. Picarelli...................    8,250     14.85%      $ 23.41      6/14/05    $121,460   $307,803
Steven T. Sabatini....................    8,250     14.85%      $ 23.41      6/14/05    $121,460   $307,803

- ---------------
* The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future price appreciation of Common Stock of the Company over the option term, which is ten years (five years in the case of Mr. Hales's options). The gains reflect a future value based upon growth at these prescribed rates.

             OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 VALUES

                                                                                                VALUE
                                                                                           OF UNEXERCISED
                                                                         UNEXERCISED        IN-THE-MONEY
                                                                          OPTIONS AT         OPTIONS AT
                                                 SHARES                    12/31/95           12/31/95*
                                                ACQUIRED      VALUE     (EXERCISABLE/       (EXERCISABLE/
                    NAME                       ON EXERCISE   REALIZED   UNEXERCISABLE)     UNEXERCISABLE)
- ---------------------------------------------  -----------   --------   --------------   -------------------
Thomas E. Hales..............................      None         N/A        120,040/0        $1,658,218/$--
Raymond J. Crotty............................      None         N/A         32,632/0        $ 420,521/$--
Robert F. Picarelli..........................      None         N/A         50,169/0        $ 772,015/$--
Steven T. Sabatini...........................      None         N/A          8,250/0        $  46,118/$--

- ---------------
* Difference between the market value per share of the Company's Common Stock at December 31, 1995 ($29.00) and the option exercise price, multiplied by the number of shares covered by the options.

     EMPLOYMENT AGREEMENT. The Company and the Bank are parties to an employment agreement with Mr. Hales for a term of five years expiring July 1, 1999 covering his services as Chairman of the Board of Directors of the Company and the Bank. The agreement provides for annual salary and other payments to Mr. Hales of $370,000 as of July 1, 1995, increasing by $30,000 annually during the term of the agreement, for annual stock option grants of 22,000 shares issued at fair market value at the date of grant (110% of fair market value if Mr. Hales' ownership of the Company equals or exceeds 10% at the date of grant), and for other fringe benefits.

     EXECUTIVE COMPENSATION PLAN. Under the Company's Executive Compensation Plan, key officers are entitled to bonuses at varying percentages of the Company's consolidated net income after taxes for the Company's fiscal year. The aggregate amount of such additional compensation, as determined by the

Compensation Committee of the Bank's Board of Directors, may not exceed 15% of the consolidated net income after taxes for the Company's fiscal year.

     OTHER BENEFIT PLANS. The Company has an Employee Stock Ownership Plan With 401(k) Provisions ("KSOP") for the purpose of providing additional compensation and retirement benefits to employees. The 401(k) portion of the KSOP is intended to qualify as a cash deferred compensation arrangement under Section 401(k) of the Internal Revenue Code. All employees over 18 are eligible to participate after one year of service. Eligible employees may elect to defer a portion of their salary (not to exceed 15% on an annual basis) and contribute the same to the KSOP. The Company may elect to match 50% of the employee's deferred salary up to a maximum of 4% of the employee's annual salary. The Company may make additional contributions out of its current or cumulative earnings as determined annually by the Board of Directors. Participating employees may make additional voluntary contributions to the KSOP, not to exceed 10% of their salary, which are not matched by the Company. Participants may elect to invest their deferred salary contributions, related Company match and additional voluntary contributions in a fund which purchases Common Stock or in an investment fund. Withdrawals and loans may be made by participating employees in certain limited circumstances.

     The Employee Stock Ownership portion of the KSOP provides an opportunity for eligible employees to own Common Stock. Contributions to the KSOP made on behalf of eligible employees by the Company are not taxable until a distribution of benefits is actually received by the employee. The KSOP has a stock bonus section and is designed to qualify for special tax treatment under Section 4975(e)(7) of the Internal Revenue Code. The KSOP has a graduated vesting period which starts after the second year the employee becomes a participant. The amounts of Common Stock allocated under the KSOP as a result of Company contributions and forfeitures for 1995 to Messrs. Hales, Crotty, and Picarelli, were 246 shares each, and for Mr. Sabatini, 231 shares.

     The KSOP is administered by the Board of Directors and by trustees which include Mr. Peckman and Mr. Sabatini.

     During 1994, the Bank adopted a Supplemental Employees' Investment Plan ("SEIP") for certain salaried employees. The SEIP was established solely for the purpose of providing, to certain management personnel who participate in the KSOP, benefits attributable to contribution allocations which would otherwise be made under the KSOP but for certain limitations designed to qualify the KSOP for favorable treatment under the Internal Revenue Code. Under the SEIP, salary reduction contributions may be made in excess of such limitations on annual additions, imposed on the KSOP by Section 415 of the Internal Revenue Code, and the Bank may elect to match fifty percent of the employee's contribution under the SEIP. The Bank's matching contribution in 1995 was $31,000, of which $25,000 was allocated to Mr. Hales, and $3,000 each was allocated to Mr. Crotty, and Mr. Picarelli.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE BANK'S COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                    REPORT OF BANK'S COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The proxy statement rules of the Securities and Exchange Commission require a report from the Compensation Committee of the Board of Directors which discusses the compensation policies for Executive Officers and the Committee's rationale for compensation paid to the Chief Executive Officer. The Company's Board of Directors does not have a Compensation Committee. All of the compensation (other than stock options) paid to the Company's Executive Officers is paid to them by the Bank, and decisions concerning the Chief Executive Officer's compensation and guidelines for the compensation of the other Executive Officers are made by the Compensation Committee of the Bank's Board of Directors. Accordingly, the following report is submitted by the Bank's Compensation Committee.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that align compensation with the Company's annual and long-term performance goals, reward good performance at the Company and Bank levels, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. A significant portion of an Executive Officer's compensation is performance related, and therefore, actual compensation levels vary from year to year and in any particular year may be above or below those of the Company's competitors.

     The Compensation Committee also believes that stock ownership by management of the Company is beneficial in aligning the interests of management and the Company's shareholders. Accordingly, the Compensation Committee has relied upon stock-based compensation arrangements in compensating the Company's Executive Officers.

RELATIONSHIP OF COMPANY'S PERFORMANCE TO COMPENSATION

     Compensation paid to the Company's Executive Officers for 1995 consisted primarily of salary, annual bonus under the Company's Executive Compensation Plan, and awards of stock options under the Company's 1993 Incentive Stock Option Plan. While each Executive Officer's salary is determined on the basis of the individual's responsibilities and a comparison with salaries paid by competitors of the Company, the other primary components of executive compensation are directly related to Company and Bank performance.

ANNUAL BONUS ARRANGEMENTS

     Corporate performance determines the aggregate amount of annual bonuses, if any, awarded to the Company's Executive Officers under the Executive Compensation Plan. In determining the aggregate percent of consolidated net income after taxes that is paid as bonuses in accordance with the Executive Compensation Plan, the Compensation Committee considers the financial performance of the Company in comparison to the Company's business plan for the year, with particular emphasis on net income, return on average common equity, return on average assets and expense to revenue ratios. The Compensation Committee also considers certain measures of asset quality, including net charge-offs and the level of nonperforming loans, and other specific items such as capital ratios that the Board of Directors may have identified as being priorities for that year.

     In 1995, the Committee took into account the fact that the Company achieved the highest net income and earnings per share levels in its history. Net income of $9.3 million and earnings per common and common equivalent share of $3.14 represented increases of 33% and 30%, respectively, over 1994. In addition, the Company's risk-based capital position continued to strengthen as Tier I and total capital ratios at year-end exceeded the "well capitalized" regulatory minimums. The price of the Company's Common Stock rose 30% during 1995, while the return on average assets was 1.42% and return on average common stockholders' equity was 22.17% for the year.

     Certain subjective factors, such as the achievement of qualitative goals relating to customers and employees and the level of bonus payments at competing organizations in light of their relative performance, are also considered. After the Committee's evaluation of overall corporate performance, the individual performance of each of the Executive Officers is evaluated by the Chairman of the Board and reported to the Compensation Committee. Such evaluation is made in light of the factors described above that are relevant to each Executive Officer's responsibilities.

LONG-TERM INCENTIVE PLAN ARRANGEMENTS

     The long-term incentive component of Executive Officers' compensation for 1995 consists of awards of stock options under the Company's Incentive Stock Option Plans. The Plans are designed to link rewards for Executive Officers and other key personnel to increases in shareholder value, foster share ownership by the Company's Executives and enable the Company to retain and attract key employees with superior management skills. Awards under the Plans each year take into account performance during the prior year as measured by the factors described above under the caption "Annual Bonus Arrangements" and the Company's progress toward meeting longer-term objectives, emphasizing profitability and capital strength. The options granted Mr. Hales in 1995, shown under the caption "Stock Options Granted" in the Summary Compensation Table, reflect his high level of individual performance and the Committee's view of the continuing importance of his role in determining the future success of the Company. The actual size of any stock option gains Mr. Hales and other Executives will realize depends solely on the future performance of the Company's Common Stock.

     The Committee believes that those programs described above provide compensation that is competitive with the levels paid by other major corporations, effectively links executive and shareholder interests through equity based plans and is structured to provide incentives that are consistent with the long-term investment horizons which characterize the business in which the Company is engaged.

                                          COMPENSATION COMMITTEE

                                          Howard V. Ruderman, Chairman
                                          Michael H. Fury
                                          Herbert Peckman

                               PERFORMANCE GRAPH

     The following graph provides a comparison of the annual percentage changes in the cumulative total shareholder return on the Company's Common Stock with that of a Peer Group* and the American Stock Exchange Market Value Index ("AMEX Index") for the five-year period ending December 31, 1995. The comparison assumes that $100 was invested on December 31, 1990 in the Common Stock of the Company and in each of the foregoing indices, and assumes the reinvestment of all dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG U.S.B. HOLDING CO., INC., THE AMEX
                      MARKET VALUE INDEX AND A PEER GROUP

      MEASUREMENT PERIOD         U.S.B. HOLD-                     AMEX MARKET
    (FISCAL YEAR COVERED)        ING CO., INC.    PEER GROUP*        VALUE
1990                                    100.00          100.00          100.00
1991                                     90.19           94.51          128.22
1992                                    101.56          127.35          129.57
1993                                    181.76          164.40          154.86
1994                                    239.71          184.84          140.75
1995                                    308.50          254.34          177.93

     The dollar amounts in the foregoing graph and in the table below are as of December 31 in each year indicated.

                                  1990        1991        1992        1993        1994        1995
U.S.B. Holding Co., Inc.         $100.00     $ 90.19     $101.56     $181.76     $239.71     $308.50
Peer Group*                      $100.00     $ 94.51     $127.35     $164.40     $184.84     $254.34
AMEX Market Value                $100.00     $128.22     $129.57     $154.86     $140.75     $177.93

- ---------------

* The Peer Group is a market-capitalization-weighted stock index combining price information from 21 banking institutions comprising all such institutions in Connecticut, New Jersey, and New York with asset size of at least $250 million, but less than $1 billion, as of December 31, 1995, as reported in the SNL Quarterly Bank Digest of March 1996. The banking institutions included are: BNH Bancshares, Inc., New Milford Bank & Trust, New England Community Bancorp, Lafayette American Bancorp and Westport Bancorp, Inc. (CT); Broad National BanCorporation, B.M.J. Financial Corp., Independence Bancorp, Carnegie Bancorp, Yardville National Bancorp, and Vista Bancorp (NJ); FNB Rochester Corp., First of Long Island Corp., State Bancorp, Inc., Tompkins Country Trust Company, Sterling Bancorp, Suffolk Bancorp, Arrow Financial Corporation, Evergreen Bancorp, Inc., Hudson Chartered Bancorp and CNB Financial Corp. (NY).

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of April 8, 1996:

                                                                   NUMBER OF SHARES
                         NAME AND ADDRESS                            AND NATURE OF       PERCENT
                        OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP*   OF CLASS
    -----------------------------------------------------------  ---------------------   --------
    Thomas E. Hales (a)........................................         427,718            14.63
    66 Brookwood Drive
    Briarcliff Manor, NY 10510
    Howard V. Ruderman (b).....................................         158,323             5.63
    6 Aspen Court
    Pomona, NY 10970
    Harold R. Torsoe (c).......................................         215,750             7.70
    4 Brigitte Court
    Suffern, NY 10901
    Kenneth J. Torsoe (d)......................................         296,036            10.54
    70 West Gate Road
    Suffern, NY 10901
    U.S.B. Holding Co., Inc....................................         275,823             9.84
      Employee Stock Ownership Plan With 401(k) Benefits
    100 Dutch Hill Road
    Orangeburg, NY 10962

- ---------------
 * The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date.

(a) Includes 122,652 shares owned by Mr. Hales jointly with his wife, 36,336 shares owned by his wife, 1,197 shares held by Mr. Hales as custodian for his grandchildren (Michael T. Shaw, Robert W. Shaw, Christopher Hales Wilson, and Thomas Prezziosi Wilson), 17,924 shares held by the Hales Family Foundation, Inc., and 120,040 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996. Does not include 38,532 or 2,068 shares allocated to Mr. Hales under the KSOP and SEIP, respectively.

(b) Includes 8,932 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

(c) Includes 468 shares owned by Harold R. Torsoe's son.

(d) Includes 2,499 shares owned by Kenneth J. Torsoe's son, and 6,391 shares that may be acquired pursuant to the exercise of options within 60 days of April 8, 1996.

             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     During 1995, some of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) were indebted to the Bank in amounts of $60,000 or more. However, all such loans, which did not exceed a total of $813,000 (or 1.56% of shareholders' equity at February 28, 1996) at any one time during 1995, were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons, and no such loan is classified at present as a nonaccrual, past due, restructured or potential problem loan.

     Outside of normal customer relationships, none of the directors, executive officers or 5% shareholders of the Company (or members of their immediate families) presently maintains, directly or indirectly, any significant business or personal relationship with the Company or the Bank, other than such as might arise by virtue of his position with, or ownership interest in, the Company, except Michael H. Fury, who is a director of the Company and the Bank and is a partner in the law firm of Fury & Kennedy, which was employed by the Company and the Bank during 1995 and received $29,500 from the Bank for services rendered and related out-of-pocket disbursements.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     On recommendation of the Examining Committee of the Bank, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company and the Bank, for the year ending December 31, 1996. The appointment of Deloitte & Touche LLP continues a relationship that began in 1980. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy statement for the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by December 13, 1996. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

Date: April 15, 1996

                                          By order of the Board of Directors

                                          /s/ Michael H. Fury
                                          ---------------------------
                                          Michael H. Fury, Secretary

P R O X Y

                            U.S.B. HOLDING CO., INC.
                              100 DUTCH HILL ROAD
                           ORANGEBURG, NEW YORK 10962

                      1996 ANNUAL MEETING OF SHAREHOLDERS

        This Proxy is Solicited by the Board of Directors of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"). The undersigned shareholder(s) of the Company hereby appoint(s) Robert F. Picarelli and Alfred L. Fox, and each or either of them, with full power of substitution and revocation, and hereby authorize(s) them, and each or either of them, to represent and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the Comfort Inn, 425 East Route 59, Nanuet, New York, on Wednesday, May 22, 1996, at 10:00 a.m. (local time), and at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

1.  ELECTION OF CLASS II DIRECTORS: FRED F. GRAZIANO, M.D., KENNETH J. TORSOE

    / /  FOR the nominees listed (except       / /  WITHHOLD AUTHORITY to vote
         as marked to the contrary below)           for all nominees listed

INSTRUCTION: To withhold for one or more nominee(s), write the names(s) of the nominee(s) in the space below.


- ------------------------------------------------------------------

2. In their discretion, upon such other business as may properly come before the meeting.

                   (Continued and to be signed on other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR ABOVE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS.


Date _________________, 1996          Signature ______________________


YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. ALL JOINT OWNERS MUST SIGN. PERSONS SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES OR CORPORATE OFFICERS OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD SO INDICATE.